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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CoBiz Financial Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 8, 2011

Dear Fellow Shareholder:

        This year's Annual Meeting of Shareholders of CoBiz Financial Inc., a Colorado corporation (the Company), will be held at the Grand Hyatt Denver Hotel, Mount Sopris Room, 1750 Welton Street, Denver, Colorado 80202 on May 19, 2011 at 8:00 a.m., M.D.T. You are cordially invited to attend.

        This year, we are using the Securities and Exchange Commission (SEC) rule that allows us to furnish our proxy materials to shareholders over the Internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit http:www.edocumentview.com/COBZ for more information about the electronic delivery of proxy materials.

        The Company's Board of Directors recommends that you vote:

  (i)
  FOR the election of management's ten nominees to serve as directors of the Company;

  (ii)
  FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011; and

  (iii)
  FOR a nonbinding shareholder approval of executive compensation.

        To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote via telephone, via Internet, or by following the instructions on the enclosed notice as soon as possible. Your vote is important.

        At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

Sincerely,
Steven Bangert Chairman of the Board and Chief Executive Officer

COBIZ FINANCIAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, May 19, 2011, at 8:00 a.m., M.D.T.
Location:	Grand Hyatt Denver Hotel, Mount Sopris Room, 1750 Welton Street Denver, Colorado 80202
Items of Business:	(i)	The election of management's ten nominees to serve as directors of the Company;
	(ii)	The ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011;
	(iii)	A nonbinding shareholder approval of executive compensation; and
	(iv)	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 30, 2011.
Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or by Internet no later than 1:00 a.m. Central Time on May 19, 2011 (or as directed on the enclosed notice card). We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 19, 2011: CoBiz Financial's 2011 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2010 are available at: http:www.edocumentview.com/COBZ

By Order of the Board of Directors

Mary Perrott Smith Corporate Secretary

Dated: April 8, 2011

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE VIA
TELEPHONE, INTERNET OR BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE AND
REQUESTING PAPER COPIES OF THE PROXY MATERIALS AT YOUR EARLIEST
CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE
ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY
WITHDRAW YOUR PROXY AND VOTE IN PERSON.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD	48
SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES	48
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	49
OTHER MATTERS	49
HOUSEHOLDING	49

COBIZ FINANCIAL INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Financial Inc. (the "Board" or "Board of Directors"), a Colorado corporation (the "Company" or "CoBiz"), for use at the Annual Meeting of Shareholders of the Company to be held on May 19, 2011, at 8:00 a.m., M.D.T., at the Grand Hyatt Denver Hotel, Mount Sopris Room, 1750 Welton Street, Denver, Colorado 80202, and at any adjournment or postponement of the Annual Meeting.

        This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company's common stock beginning on or about April 8, 2011, together with the Company's 2010 Annual Report to Shareholders.

        The Company's principal executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202.

VOTING

        Who Can Vote.    Only shareholders of record at the close of business on March 30, 2011 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of that date, there were 37,024,525 shares of common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholds authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the approval of any such matter or the election of directors. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), those shares will be treated in the same manner as abstentions.

        Quorum Requirement.    The Company's bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, will constitute a quorum.

        Information about Votes Necessary for Action to be Taken.    Directors are elected by plurality vote, which means that the ten nominees who receive the most votes will be elected (subject to the majority withheld voting policies described below under "Meetings of the Board and Committees—Governance and Nominating Committee). The remaining matters to be considered at the meeting will be adopted if a majority of the votes are cast in favor. Abstentions and broker non-votes (assuming a quorum is present) will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

        Internet availability of proxy materials.    This year, we are using the Securities and Exchange Commission (SEC) notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 8, 2011, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

        If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

        Voting.    If your shares of our common stock are held by a broker, bank or other nominee (i.e., in "street name"), you should receive instructions from that person or entity that you must follow in order to have such shares voted. If you hold shares of our common stock in your own name and not through a broker or another nominee, you may vote such shares:

  •
  by using the toll-free telephone number listed on the notice,

  •
  by using the Internet website listed on the notice,

  •
  by following the instructions on the notice requesting paper copies of the proxy materials; then signing, dating and mailing the proxy card in the postage-paid envelope provided, or

  •
  by attending the Annual Meeting and voting in person.

        Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of our common stock in accordance with your instructions. Executed but unmarked proxies will be voted:

  (i)
  FOR the election of the Board's nominees as directors,

  (ii)
  FOR the ratification of the appointment of CoBiz's independent registered public accounting firm, and

  (iii)
  FOR the nonbinding shareholder approval of executive compensation.

        Vote by Telephone.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can vote such shares by telephone by dialing the toll-free telephone number printed on your notice card. Telephone voting is available 24 hours a day until 1:00 a.m., Central Time, on May 19, 2011. Easy-to-follow voice prompts allow you to vote your shares of our common stock and confirm that your instructions have been properly recorded.

        Vote by Internet.    If you hold shares of our common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your notice card. Internet voting is available 24 hours a day until 1:00 a.m., Central Time, on May 19, 2011. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.

        Vote by Mail.    You can vote by mail by following the instructions on the attached notice and requesting paper copies of the proxy materials, then signing, dating and returning the proxy card in the postage paid envelope to be provided.

SOLICITATION AND REVOCABILITY OF PROXIES

        The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies telephonically, electronically or by other means of communication.

        A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or of a duly executed proxy bearing a later date or by voting in person at the meeting. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.     Election of Directors

        The business and affairs of the Company are managed under the direction of its Board of Directors. The Board has the authority under the Company's bylaws to set the number of directors, which may not be less than three. Effective May 21, 2009, the Board set the number of directors at ten.

        Candidates for nomination to the Board are selected by the Governance and Nominating Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines established by such Committee, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the shareholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.

        Steven Bangert, Michael B. Burgamy, Morgan Gust, Evan Makovsky, Douglas L. Polson, Mary K. Rhinehart, Noel N. Rothman, Timothy J. Travis, Mary Beth Vitale and Mary M. White are incumbent directors whose terms will expire at the Annual Meeting. All of them are being nominated for reelection at the Annual Meeting. As a result, there will not be any vacancies on the Board after our shareholders meeting on May 19, 2011 (assuming that all nominated directors are elected at the Annual Meeting).

        The Board has determined that directors Burgamy, Gust, Polson, Rhinehart, Rothman, Travis, Vitale and White qualify as independent directors under the NASDAQ listing standards as currently in effect. Directors are encouraged but are not required to attend the Annual Meeting. Last year, all incumbent directors attended the Annual Meeting.

        Each of the ten nominees standing for election has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THESE DIRECTORS.

        Information regarding director nominees is set forth below:

Nominees for Election as Directors

Name:	Steven Bangert
Age:	54
Director since:	September 1994
CoBiz board committee:	Executive Committee
Principal occupation and recent business experience:
Mr. Bangert has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company since September 1994. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. (Western Capital), formerly the bank holding company for River Valley Bank—Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank—Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and CEO of River Valley Savings Bank—Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska—Lincoln.
Other directorships:
Mr. Bangert also serves as Chairman of the Board of the Company's wholly owned subsidiary, CoBiz Bank (Bank), and as a director of: CoBiz GMB, Inc. (GMB); Financial Designs, Ltd. (FDL); CoBiz Insurance, Inc.; and CoBiz IM, Inc. (CIM), which are direct subsidiaries of the Company.
Name:	Michael B. Burgamy
Age:	65
Director since:	May 1998
CoBiz board committees:	Executive Committee, Compensation Committee, Governance & Nominating Committee (Chair)
Principal occupation and recent business experience:
From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.
Other directorships:	Mr. Burgamy has also served as a director of the Bank since March 1997.

Name:	Morgan Gust
Age:	63
Director since:	January 2006
CoBiz board committees:	Compensation Committee (Chair), Executive Committee
Principal occupation and recent business experience:
Mr. Gust is the owner and operator of various entities engaged in agriculture and real estate. Prior to June, 2007, Mr. Gust served as the President of Giant Industries, Inc., a petroleum refining and marketing company listed on the New York Stock Exchange. Mr. Gust joined Giant Industries in August 1990, and over the years served in various senior management positions, including Executive Vice President, Vice President Administration, General Counsel, and Corporate Secretary. Mr. Gust holds a B.S. degree and a J.D. degree from the University of Arizona.
Other directorships:	Mr. Gust serves on the Board of the following registered investment companies:
• Flaherty & Crumrine Preferred Income Fund Incorporated (NYSE: PFD)
• Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (NYSE: PFO)
• Flaherty & Crumrine/Claymore Preferred Securities Income Fund Incorporated (NYSE: FFC)
• Flaherty & Crumrine/Claymore Total Return Fund Incorporated (NYSE: FLC)
Name:	Evan Makovsky
Age:	66
Director since:	January 2003
CoBiz board committee:	None
Principal occupation and recent business experience:
Mr. Makovsky is the co-founder of Shames-Makovsky Realty Company, which specializes in the sale and leasing of commercial, industrial and investment properties. In the mid-1980s, Shames-Makovsky Realty Company formed Shames-Makovsky Mortgage Company, which specializes in "gap" financing. He holds a B.S.B.A. degree in Business and an M.S.B.A. degree in Finance from the University of Denver.
Other directorships:	Mr. Makovsky has also served as a director of the Bank since March 1997.

Name:	Douglas L. Polson
Age:	69
Director since:	August 2008
CoBiz board committee:	Audit Committee
Principal occupation and recent business experience:
Mr. Polson served as chairman of Pacific Energy Group LLC, a NYSE-registered company and an affiliate of the Anschutz Corporation, from 2001 until 2005. He previously served as vice president, CFO and director of the Anschutz Corporation and Anschutz Company. Mr. Polson formerly chaired the Audit and Finance Committee and served as a member of the Executive Committee of the University of Colorado Hospital. Mr. Polson received his bachelor's degree from Utah State University and master's in business administration from Michigan State University.
Other directorships:	Mr. Polson previously served on the boards of directors of Southern Pacific Rail Corporation, Rio Grande Industries and Qwest Communications International, Inc.
Name:	Mary K. Rhinehart
Age:	52
Director since:	August 2008
CoBiz board committee:	Audit Committee
Principal occupation and recent business experience:
Ms. Rhinehart is senior vice president and chief financial officer of Johns Manville. Ms. Rhinehart joined Johns Manville, a leading manufacturer and marketer of premium-quality building and specialty products and a Berkshire Hathaway company, in 1979. During her career with Johns Manville, she has served in numerous leadership roles including CFO, corporate treasurer, corporate controller, vice president of human resources and vice president and general manager of a business unit. She received her bachelor's degree in finance cum laude from the University of Colorado at Boulder and her master's in business administration from the University of Denver.
Other directorships:
Ms. Rhinehart currently serves on the board of directors of the University of Colorado Hospital—Finance and Audit Committee and the University of Denver Daniels College of Business Executive Advisory Committee. Ms Rhinehart is a former board member of Craig Hospital (including Chairman), KEMPE Children's Foundation and the Denver Chamber of Commerce.

Name:	Noel N. Rothman
Age:	81
Director since:	September 1994
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:
Mr. Rothman is a private investor and has served as President of Namtor, Inc., a closely held business and financial services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.
Other directorships:	None
Name:	Timothy J. Travis
Age:	66
Director since:	May 1998
CoBiz board committee:	Lead Director, Executive Committee, Governance & Nominating Committee
Principal occupation and recent business experience:	Since November 1981, Mr. Travis has been the President and CEO of Eaton Metal Products Company, a fully integrated engineering fabricator, with which he has been employed since 1963.
Other directorships:
Mr. Travis also serves as a director and chairman of the audit committee and also serves on the finance committee and on the executive committee of University of Colorado Hospital, and is a past Chairman of the Denver Area Council of Boy Scouts of America. In addition, he is also a director of the National Western Stock Show. Mr. Travis is also a member of the Board of Directors of Raffles Insurance Co. In September of 2008 he became a Trustee of the El Pomar Foundation.

Name:	Mary Beth Vitale
Age:	57
Director since:	January 2005
CoBiz board committee:	Audit Committee (Chair)
Principal occupation and recent business experience:
Ms. Vitale co-founded Pellera, a strategic communications and business development firm, in 2001. Previously, she had served as President, CEO and Chairman of the Board of WestwindMedia.com, President and COO of RMI.NET, and President-western states for AT&T. She received her bachelor's degree from Hillsdale College in Hillsdale, Michigan; a master's degree from the University of Colorado; and an advanced management degree from the Wharton School of the University of Pennsylvania. She was also a Commissioner on former Colorado Governor Bill Owens' Commission for Science and Technology. In addition, she is the President and a member of the Board of Directors of the National Association of Corporate Directors local chapter.
Other directorships:
Ms. Vitale previously served on the Board of Intrado, Inc., a publicly-traded technology company, from 1999 to 2004; on the Board of RMI.Net, a publicly traded national e-business and convergent communications company from 1997 to 2000; on the Board as lead director of Eye-ris, a privately held software company, since 2006; on the Board of Zynex, Inc., a publicly-traded medical technology company, since 2008; and has served as a director of the Bank since May 2009.
Name:	Mary M. White
Age:	59
Director since:	January 2005
CoBiz board committee:	Governance and Nominating Committee
Principal occupation and recent business experience:
Ms. White has served as the CEO of Swedish Medical Center, Englewood, Colorado, since 1996; previously, she spent 15 years at Rose Medical Center in Denver where she went from an Administrative Resident to Senior Vice President. Ms. White is active in many community organizations, having served on the Boards of the Colorado Neurological Institute, Colorado Personalized Education for Physicians, the American Heart Association and Doctors' Care. She is a past President of the Board of the Colorado Health & Hospital Association and is a past chair of the American Hospital Association's Metropolitan Hospital Governing Council. Ms. White received her bachelor's degree from Juniata College in Huntingdon, Pennsylvania, and a master's degree from the University of Pittsburgh.
Other directorships:	Ms. White serves on the Juniata College Board of Trustees and on the Board of Directors of Mountain States Employer's Council.

2.     Ratification of Independent Registered Public Accounting Firm

        The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011. Deloitte & Touche LLP has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. See "Relationship with Independent Registered Public Accounting Firm" below. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

3.     Nonbinding shareholder approval of executive compensation

        The Board of Directors has adopted a policy that provides Company shareholders the opportunity to vote on an advisory (nonbinding) resolution at each annual meeting to approve the compensation of the Company's executives named in the annual proxy statement, including the Compensation Discussion and Analysis and related disclosure contained in such proxy statement.

        This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

  "RESOLVED, that the shareholders of CoBiz Financial Inc. (the "Company") approve the compensation of the Company's executives named in the Summary Compensation Table of the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement."

        Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

        Shareholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this proxy statement for a detailed discussion of the Company's executive compensation program.

        Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

        Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

MEETINGS OF THE BOARD AND COMMITTEES

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive, Audit, Governance and Nominating and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. With the exception of the Executive Committee, each of the standing committees has adopted and operates under a written charter.

        The Company maintains an Internet website located at www.cobizfinancial.com on which, among other things, the Company makes available, free of charge, various reports that it files with or furnishes to the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. The public may read and copy any materials we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Company has also made available on its website its Corporate Governance Guidelines, its Excessive or Luxury Expenditures Policy and its Code of Conduct and Ethics, as well as the charters for its Audit Committee, Governance and Nominating Committee and Compensation Committee. To access these materials, visit the Company's website at www.cobizfinancial.com and select "Investor Relations," then select "Governance," and then select the name of the document you wish to view. The content on any website referred to in this filing is not incorporated by reference into this filing unless expressly noted otherwise.

        The Board of Directors held five meetings during fiscal year 2010. Each incumbent director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

        The following table reflects the current membership of each Board committee:

Committee Membership
Name	Executive	Audit	Governance & Nominating	Compensation
Steven Bangert	X
Michael B. Burgamy	X		Chair	X
Morgan Gust	X			Chair
Evan Makovsky
Douglas L. Polson		X
Mary K. Rhinehart		X
Noel N. Rothman				X
Timothy J. Travis	X		X
Mary Beth Vitale		Chair
Mary M. White			X

Executive Committee

        The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. The Executive Committee did not meet in 2010.

 Audit Committee

        The Audit Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Audit Committee has the responsibility to:

  •
  Oversee the accounting and financial reporting processes of the Company and the internal and external audit of the Company's financial statements;

  •
  Oversee the implementation of the system of internal control over financial reporting that management has established;

  •
  Appoint, compensate and oversee the work of any incumbent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and resolve any disagreement between management and the auditor regarding financial reporting;

  •
  Provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and the Board;

  •
  Consider and preapprove any audit and non-audit services proposed to be provided by the independent registered public accounting firm;

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

  •
  Review and approve related party transactions in accordance with SEC rules.

        The Audit Committee consists of three members, Mr. Polson, Ms. Rhinehart and Ms. Vitale, all of whom are "independent" under the NASDAQ listing standards currently in effect. The Board of Directors has designated Mr. Polson, Ms. Rhinehart and Ms. Vitale each as an "audit committee financial expert" within the meaning of the applicable SEC rules. The Board of Directors has determined that the Audit Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities. None of the Audit Committee members are current officers or employees of the Company or its affiliates. The Audit Committee held fifteen meetings in 2010. At least quarterly, the Audit Committee met in private session with our independent registered public accounting firm and alone in executive sessions without members of management present. Annually, the Audit Committee will meet privately with the Chief Financial Officer (CFO) and the Director of Internal Audit of the Company.

Governance and Nominating Committee

        The Governance and Nominating Committee (G&N Committee) operates pursuant to a written charter adopted by the Company's Board of Directors. The G&N Committee has the responsibility to:

  •
  Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders;

  •
  Ensure that the Board is comprised of at least a majority of independent directors;

  •
  Develop and recommend to the Board qualifications for the selection of individuals to be considered as candidates for election to the Board;

  •
  Recommend to the Board director candidates for each committee for appointment by the Board;

  •
  Lead the Board in its annual review of the Board's size, overall composition, and performance;

  •
  Oversee the development and implementation of orientation and continuing education programs for directors;

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  Affirmatively determine whether each director and nominee is "independent" as defined under the NASDAQ listing standards;

  •
  Provide oversight of the Company's enterprise-wide risk structure; and

  •
  Lead the Company in shaping its corporate governance policies and practices and code of conduct and ethics and monitor compliance with those policies and practices.

        When evaluating whether an incumbent director should be nominated for reelection, the G&N Committee reviews the director's overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. When searching for new director candidates, the G&N Committee canvasses its network of professional contacts to compile a list of potential candidates and may also engage a professional search firm if it deems appropriate. The G&N Committee then meets to discuss and consider each candidate's qualifications and selects by majority vote a nominee to recommend to the full Board. The G&N Committee will consider individuals recommended by a shareholder of the Company to serve on the Board. For a description of the procedures for nominating a candidate to the Board and the minimum qualifications for Board membership, please see "Shareholder Recommendations of Director Nominees" below.

        At any meeting of the shareholders at which nominees for director are subject to an uncontested election (that is, the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election) (a "Majority Withheld Vote"), promptly shall offer to submit his or her resignation from the Board following certification of the shareholder vote. The G&N Committee shall consider the director's offer and recommend to the Board the action to be taken with respect to same, which can range from accepting the director's offer; to maintaining the director but addressing what the G&N Committee believes were the underlying causes of the "withheld" votes; to resolving that the director will not be renominated in the future for election; or to rejecting the director's offer.

        Each member of the G&N Committee must meet the independence requirements of the NASDAQ listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. The G&N Committee currently consists of Messrs. Burgamy and Travis, and Ms. White, each of whom is "independent" under the NASDAQ listing standards currently in effect.

        The G&N Committee held five meetings in 2010. During the meetings, the Committee held an executive session without members of management present.

Compensation Committee

        The Compensation Committee operates pursuant to a written charter adopted by the Company's Board of Directors. The Compensation Committee assists the Board in the discharge of its responsibilities relating to compensation of the executives and other key employees of the Company, and in connection with administering the Company's employee benefit plans. The Compensation Committee has responsibility to:

  •
  Review and approve the Company's executive compensation philosophy;

  •
  Review market data to assess the Company's competitive position for the components of executive compensation (base-salary, annual incentives and long-term incentives);

  •
  Administer the Company's bonus, stock-based and other incentive plans;

  •
  Evaluate the performance of the CEO and other key executives and recommend appropriate compensation levels;

  •
  Review with management the Compensation Discussion & Analysis (or "CD&A") and Compensation Committee Report to be included in the Company's proxy statement and recommend to the Board that the CD&A be included in the proxy statement;

  •
  Evaluate whether the risks arising from the Company's compensation policies would be reasonably likely to have a material adverse effect on the Company; and

  •
  During the period of the Company's participation in the U.S. Treasury's Troubled Asset Relief Program / Capital Purchase Program, take necessary actions to comply with any applicable laws, rules and regulations related to the executive compensation requirements of the program.

        The Compensation Committee is comprised of Messrs. Burgamy, Gust and Rothman, each of whom is not an employee of the Company, is independent under the NASDAQ listing standards currently in effect and is an "outside director" within the meaning of section 162(m) of the Internal Revenue Service Code (Code).

        The Compensation Committee held five meetings in 2010. During several meetings, the Compensation Committee held an executive session without members of management present.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was at any time during 2010, or at any other time, an officer or employee of the Company or any of its subsidiaries. Furthermore, no executive officer of the Company served on the compensation committee (or other Board committee performing equivalent functions) or as a director of any other entity that had an executive officer who served as a director or on the Compensation Committee of the Company.

        The Bank has invested or committed to invest in several licensed Small Business Investment Companies (SBICs) in which certain directors (including Messrs. Burgamy and Rothman, who are members of the Compensation Committee) and executive officers of the Company also own interests. These investments and the interests of the directors and executive officers in the SBICs are described below.

        The Bank has committed to purchase up to $1,000,000 of limited partnership interests in Prairie Capital Mezzanine Fund II, L.P. (Prairie Capital II). As of December 31, 2010, the Bank's aggregate investment in Prairie Capital II was $900,000, and the Bank was subject to additional capital calls of up to $100,000. Messrs. Bangert, Rothman and Burgamy have capital commitments to Prairie Capital II in amounts of $2,000,000, $285,000 and $500,000, respectively, and own interests in Prairie Capital II proportionate to their capital commitments. Mr. Bangert is a member of the Advisory Board of Prairie Capital II.

        The Bank has also committed $1,000,000 to Prairie Capital Mezzanine Fund III, L.P. (Prairie Capital III). As of December 31, 2010, the Bank's aggregate investment in Prairie Capital III was $850,000, and the Bank was subject to additional capital calls of up to $150,000 in Prairie Capital III. Messrs. Bangert, Rothman and Burgamy have capital commitments to Prairie Capital III in amounts of $2,000,000, $1,500,000 and $500,000, respectively, and own interests in Prairie Capital III proportionate to their capital commitments. Mr. Bangert is a member of the Advisory Board of Prairie Capital III.

        The Bank has committed $7,500,000 to GMB Mezzanine Capital, L.P. (GMB Mezz Fund). As of December 31, 2010, the Bank's aggregate investment in the GMB Mezz Fund was $6,026,000, and the Bank was subject to additional capital calls of up to $1,474,000 in the fund. The GMB Mezz Fund Partnership Agreement stipulates that unused capital calls returned to partners can be subject to recall at a later date which would increase the amount of additional capital calls the Bank is subject to. The

GMB Mezz Fund's general partner is Lakeside Capital Partners, LLC (Lakeside Capital). The Company advanced start-up funding to Lakeside Capital while it was forming and marketing the GMB Mezz Fund. In return, Lakeside Capital granted naming rights of the fund to CoBiz and agreed to allocate a portion of their carried-interest in the GMB Mezz Fund to the Company. The following directors have also made capital commitments to the GMB Mezz Fund, as indicated, and own interests proportionate to their capital commitments: Mr. Bangert—$2,500,000; Mr. Burgamy—$500,000; Mr. Rothman—$2,000,000; and Mr. Travis—$500,000. Mr. Bangert is also a member of the Advisory Board of GMB Mezz Fund.

        The Company has committed $4,000,000 to GMB Mezzanine Capital II, L.P. (GMB Mezz II). As of December 31, 2010, the Company's aggregate investment in GMB Mezz II was $1,000,000, and the Company was subject to additional capital calls of up to $3,000,000 in the fund. The Company was not involved in the formation of the general partner of GMB Mezz II and does not have a financial interest in the general partner. The following directors have also made capital commitments to GMB Mezz II, as indicated, and own interests proportionate to their capital commitments: Mr. Bangert—$250,000; Mr. Burgamy—$500,000; and Mr. Travis—$500,000.

Experience, Qualifications, Attributes and Skills of Directors and Nominees

        In considering each director and director nominee and the composition of the Board as a whole, the G&N Committee searches for candidates that promote diversity of views, experiences, characteristics, attributes and skills, including diversity in gender and ethnic background, that the G&N Committee believes enables a director to make a significant contribution to the Board and its oversight of the Company. These experiences, characteristics, attributes and skills include management experience, independence, financial expertise, education, community involvement and diversity in gender and ethnic background. The Committee may also consider other experiences, characteristics, attributes and skills, as it deems appropriate, given the needs of the Board and the Company.

        The Committee believes that directors who possess these experiences, characteristics, attributes and skills are better able to provide oversight of management and our long-term and strategic objectives. On an annual basis, the G&N committee reviews the nominees selected to serve as directors and considers the diverse backgrounds, education, experiences, and skills of the nominees. While there is no formal diversity policy, the G&N committee also considers in this review, its desire for diversity in gender, race, age, geography and background when recommending committee memberships and nominees. In addition, the G&N committee conducts an annual self-assessment of the Board's effectiveness that includes consideration of the appropriate mix of the board members. The following table sets forth the experience, characteristics, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experience described in each nominee's biographical information, as disclosed above.

Attribute	Directors with Attribute
Management Experience
Experience as a CEO, COO, President or Senior Vice	Steven Bangert	Mary K. Rhinehart
President of a company or a significant subsidiary,	Michael B. Burgamy	Noel N. Rothman
operating division or business unit.	Morgan Gust	Timothy J. Travis
	Evan Makovsky	Mary Beth Vitale
	Douglas L. Polson	Mary M. White
Independence
Satisfy the independence requirements of the NASDAQ	Michael B. Burgamy	Noel N. Rothman
listing standards and SEC regulations.	Morgan Gust	Timothy J. Travis
	Douglas L. Polson	Mary Beth Vitale
	Mary K. Rhinehart	Mary M. White
Financial Expertise
Possess the knowledge and experience to be qualified as	Morgan Gust	Mary K. Rhinehart
an "audit committee financial expert" as that term is	Douglas L. Polson	Mary Beth Vitale
defined by SEC regulations.
Education
Possesses an advanced educational degree.	Morgan Gust	Mary K. Rhinehart
	Evan Makovsky	Mary Beth Vitale
	Douglas L. Polson	Mary M. White
Community Involvement
Is actively involved in the communities in which we	Steven Bangert	Mary K. Rhinehart
operate and will promote a positive image of the	Michael B. Burgamy	Noel N. Rothman
Company.	Morgan Gust	Timothy J. Travis
	Evan Makovsky	Mary Beth Vitale
	Douglas L. Polson	Mary M. White
Diversity
Contribute to the board in a way that enhances	Mary K. Rhinehart
perspectives through diversity in gender, ethnic	Mary Beth Vitale
background, etc.	Mary M. White

Board Structure and Lead Independent Director

        Mr. Bangert serves as the Chairman of the Board, in addition to his duties as CEO of the Company. He is currently the only director who is also an employee of the Company. The Board has determined that the current structure of the combined Chairmanship and CEO position is in the best interest of the Company. The Board believes that the experience of Mr. Bangert is invaluable to the leadership and the direction of the Company as provided by the Board. The combined position promotes both guidance and clarity of the Company's mission statement. The Board believes that the potential appearance of a conflict of interest that may arise when the positions are combined has been mitigated by steps taken by the Board. Specifically, the Board has elected a lead independent director as discussed below, conducts executive sessions without the presence of management, utilizes the services of independent consultants to review executive compensation and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks.

        Mr. Travis currently serves as the lead independent director of the Board of Directors. He was initially elected to such position by the independent members of the Board of Directors at the May 2009 meeting of the Board of Directors to serve in such position by the independent members of the

Board. The lead independent director position will continue to be reviewed annually at the May meeting of the Board of Directors. The responsibilities of the lead independent director are as follows:

  •
  Chairs the executive session portion of each meeting of the Board of Directors, during which management is not present;

  •
  Serves as the liaison between the independent members of the Board of Directors and the Company's CEO;

  •
  Approves meeting agendas and schedules for the Board;

  •
  Has the authority to call meetings of the independent Board directors; and

  •
  Is available for consultation, if requested, by any shareholder who beneficially owns more than 5% of the Company's outstanding common stock.

Board's Role in the Risk Oversight Process

        The Board's role in risk oversight is to oversee and monitor the Company's risk management processes and to ensure that management has the skills and resources in place to address areas of risk within the organization. To facilitate that goal, the Company has implemented an enterprise-wide risk analysis and oversight program. This program is designed to: (a) identify the various risks faced by the organization, including credit risk, market risk (including liquidity risk) and operating risk (including technology, operational, compliance and fiduciary risk); (b) identify appropriate mitigation measures for such risks, including assigning responsibility for managing those risks to individual executives within the management team; and (c) align these management assignments with appropriate Board-level oversight.

        Responsibility for the oversight of the program itself has been delegated to the G&N Committee. Under the program, a risk matrix has been developed and the organization's most prominent risks have been identified, responsibility for such risks has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The G&N Committee reviews and updates the matrix annually or as necessary if there are significant changes to products, services or risks. Such reviews are performed with input from individuals tasked with risk oversight, including our Chief Operations Officer, Chief Credit Officer, Internal Audit Director, Treasurer and Compliance Manager.

        The Board also regularly reviews the organizational structure of the Board, its committees and the management structure of the Company to ensure that risk oversight is appropriately addressed. The Board or a Board committee also meets in executive sessions without management, including executive sessions with our independent registered public accountants, to discuss items that include risk. The Board meets regularly with our Chief Operations Officer and other members of management to review the risk profile of the Company and risks related to the introduction of new and/or changed products.

        As part of its oversight of the Company's executive compensation program, the Compensation Committee and the Company's management team are responsible for evaluating the risks presented by the Company's compensation programs and confirming that such programs: (i) do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company; (ii) do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company; and (iii) do not encourage the manipulation of reported earnings of the Company. At a minimum, the Compensation Committee reviews such risks every six months.

Director Training

        We are committed to the continuing education of the Board. The Company provides an orientation program for new directors and a continuing education program for all members of the

Board. These programs include presentations from senior management on the Company's strategic plans, significant financial, accounting and risk management issues, compliance programs, and management structure.

Compensation of Directors

        Each director who is not an employee, but serves in the roles described below, receives the following:

  •
  $12,000 annual retainer fee for Board service

  •
  $10,000 annual retainer for Audit Committee chair

  •
  $5,000 annual retainer for Audit Committee members (excluding chair)

  •
  $5,000 annual retainer for Compensation Committee chair

  •
  $5,000 annual retainer for G&N Committee chair

  •
  $7,500 annual retainer for Lead Independent Director

  •
  $1,000 for each Board or Committee meeting they attend, with the exception of Audit Committee, whose members receive $1,250 for each meeting they attend

  •
  $250 for any telephonic meeting of one-half hour or more

        In addition, during 2010 each incumbent director who was not an employee of the Company received options to purchase 1,000 shares of common stock for $7.54 per share, which represented 110% of the closing market price of the stock on the date of grant. Furthermore, any director who is not an employee of the Company who also served on the Bank's Board of Directors received an option to purchase an additional 500 shares of common stock for $7.54 per share and was paid a fee of $1,000 for each meeting of the Bank's Board they attended. Any non-employee director who is on the Bank's Board of Directors also received an annual retainer fee of $6,000. Directors of the Company who are employees do not receive additional compensation for their services as directors or committee members.

        No director received perquisites or personal benefits in excess of $10,000 during 2010.

        The following table shows the compensation of the members of our Board of Directors during fiscal year 2010.

Name(1)	Fees earned or paid in cash ($)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Michael B. Burgamy	$35,750	$3,203	$19,601	$58,554
Morgan Gust	$27,000	$3,203	$—	$30,203
Evan Makovsky	$16,000	$3,203	$18,601	$37,804
Douglas L. Polson	$39,750	$3,203	$—	$42,953
Mary K. Rhinehart	$39,750	$3,203	$—	$42,953
Noel N. Rothman	$22,000	$3,203	$—	$25,203
Timothy J. Travis	$29,500	$3,203	$—	$32,703
Mary Beth Vitale	$44,750	$3,203	$19,601	$67,554
Mary M. White	$21,000	$3,203	$—	$24,203

(1)
Steven Bangert, our CEO, is not included in this table because he is an employee of CoBiz and thus received no additional compensation for his service as director. The compensation he received as an employee is shown in the Summary Compensation Table.

(2)
The amounts in this column are calculated based on Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718), and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2010 Annual Report and Form 10-K. The grant date fair value per each director option award granted in 2010 was $3.20 per option based on the closing price per share of CoBiz Common Stock of $6.85 on May 19, 2010.

The directors held options at December 31, 2010, as follows:

Name	Aggregate number of option awards outstanding at December 31, 2010
Michael B. Burgamy	9,000
Morgan Gust	5,000
Evan Makovsky	14,141
Douglas L. Polson	2,734
Mary K. Rhinehart	2,734
Noel N. Rothman	10,665
Timothy J. Travis	12,983
Mary Beth Vitale	7,000
Mary M. White	6,000
(3)
All other compensation represents fees paid for service on the Bank's Board of Directors and includes the grant date fair value of $1,601 for the 500 additional options granted in 2010 based on the closing price per share of CoBiz Common Stock of $6.85 on May 19, 2010. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2010 Annual Report and Form 10-K.

 MANAGEMENT

Executive Officers

        Information regarding executive officers of the Company is set forth below. Biographical information for Mr. Bangert is set forth above under "Election of Directors."

Name:	Jonathan C. Lorenz
Age:	59
Officer since:	March 1995
Principal occupation and recent business experience:
Mr. Lorenz has served as CEO of the Company's banking franchise composed of Colorado Business Bank and Arizona Business Bank since 1995. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank (CNB) in various capacities from September 1976 to June 1993. His last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.
Other directorships:	Mr. Lorenz serves as Vice Chairman and CEO of the Bank. In addition, he is a director of GMB, a direct subsidiary of the Company.
Name:	Lyne B. Andrich
Age:	44
Officer since:	May 1997
Principal occupation and recent business experience:
Ms. Andrich has served as Executive Vice President and CFO of the Company since May 2003. Ms. Andrich served as Controller of the Company from May 1997 until May 2003. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is a Certified Public Accountant.
Other directorships:	Ms. Andrich is also a director of CIM, FDL and CoBiz Insurance, Inc., which are direct subsidiaries of the Company.

Name:	Richard J. Dalton
Age:	54
Officer since:	January 1997
Principal occupation and recent business experience:
Mr. Dalton has served as the Executive Vice President and Chief Operations Officer (COO) of the Company since May 2009. From May 2003 to May 2009, Mr. Dalton served as the President of the Company. From January 1997 to May 2003, Mr. Dalton served as Executive Vice President and CFO of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1996, Mr. Dalton served as the President and CEO of River Valley Bank—Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.
Other directorships:	Mr. Dalton is a director of CIM, a direct subsidiary of the Company.
Name:	N. Bruce Callow
Age:	65
Officer since:	January 2009
Principal occupation and recent business experience:
Mr. Callow has served as the Executive Vice President and Director of Wealth Management of the Company since January 2009. Previously he served as Executive Vice President, Private Bank and Institutional Trust Services at Fifth Third Bank, Chicago. In addition, he previously served in senior management positions at LaSalle/ABN AMRO Bank and Northern Trust Co. Mr. Callow has a J.D. degree from DePaul University College of Law and a B.S. from Loyola University, Chicago, IL.
Other directorships:	Mr. Callow is a director of CIM, a direct subsidiary of the Company.

EXECUTIVE COMPENSATION

        This section describes the Company's compensation philosophy, policies and programs and the compensation paid during 2010 to the Company's principal executive officer (i.e., our CEO) and principal financial officer (i.e., our CFO) and the three other officers of the Company having the highest total compensation for executive officers. We refer to these five individuals throughout the proxy statement as the "Named Executive Officers" or "NEOs."

Executive Summary

        The Compensation Committee of the Board is responsible for establishing and overseeing our executive compensation policies and practices.

        The Compensation Committee's determination of appropriate levels of compensation for the NEOs for 2010 was significantly influenced by negative economic conditions that severely impacted the Company's financial results. Since the end of 2008 and the beginning of the recession, the Company has experienced a significant decline in financial performance and in response has instituted, along with other actions, cost reduction and capital preservation measures. Accordingly, the Compensation Committee did not make any base salary increases in 2009 or 2010 for the NEOs. The Compensation Committee instituted a new annual incentive compensation program to better align the program with the achievement of Company and individual goals, to manage risks and to make the program more fair and equitable across the Company. One of the primary changes was to increase the amount of equity compensation awarded to our NEOs that will vest in future periods, while decreasing the cash component of incentive compensation. The changes were effective for incentive compensation in 2010 and appropriate goals and objectives were established for 2010. In spite of a considerable improvement in the Company's performance in 2010 and in spite of significant progress that has been made, the Committee determined that no incentive compensation payments would be made under the revised program to any NEO for 2010.

        The section titled "Components of our 2010 Compensation Program" noted below describes in more detail how the Company's executive officers were compensated for their performance in 2010. Additional information on the Company's business results can be found in the Company's 2010 Annual Report under the Management's Discussion and Analysis section.

        Set out below is the CD&A, which is a discussion of the Company's executive compensation programs and an analysis of the compensation of the NEOs for 2010.

Compensation Discussion and Analysis

TARP Compensation Standards

        On December 19, 2008, CoBiz became a participant in the U.S. Treasury's (Treasury) Troubled Asset Relief Program / Capital Purchase Program (CPP) when the Treasury purchased preferred stock issued by the Company. As a result, we are required to comply with a number of executive compensation standards set forth in the Emergency Economic Stabilization Act of 2008 (EESA) during the period of time in which the Treasury holds an equity position in the Company.

        Initially, there were four standards, which applied to our CEO, CFO and the three next highest paid executive officers. These standards were in effect at the end of 2008 and consisted of limits on severance; clawback provisions for bonuses, retention awards and incentive compensation; a requirement for the Compensation Committee to review compensation programs for unnecessary and excessive risks; and a limit on tax deductible compensation. The NEOs at the time we began participation in the CPP agreed that their separation entitlements and bonuses, retention awards and other incentive compensation would comply with these standards.

        On February 17, 2009, the American Reinvestment and Recovery Act of 2009 (ARRA) required the Treasury to enact additional compensation standards. These standards extend beyond our NEOs and apply to up to the twenty next most highly-compensated employees so long as the preferred stock issued to the Treasury remains outstanding. On June 15, 2009, the Treasury issued an interim final rule to provide guidance on the executive compensation provisions of the ARRA. Under ARRA, the compensation standards are required to include the following:

  •
  Prohibition on severance.  The ARRA standards prohibit any severance payments to our NEOs and the next five most highly-compensated employees for departure from the Company for any reason, other than payments for services performed or benefits accrued.

  •
  Prohibition on bonuses, retention awards, and other incentive compensation.  The ARRA standards prevent us from paying or accruing any bonus, retention award or incentive compensation to our five most highly-compensated employees subject to certain exceptions. The exceptions are limited, although we are permitted to award long-term restricted stock that has a value not exceeding one-third of the employee's total annual compensation, so long as such restricted stock does not fully vest during the period the Company participates in TARP.

  •
  Clawback.  We are required to be able to recover bonuses, retention awards and incentive compensation paid to NEOs and the next twenty most highly-compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

  •
  Prohibition on compensation plans that "encourage" excessive risk or earnings manipulation.  ARRA prohibits participating companies from implementing any compensation plan that would encourage excessive risk or manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees. The Compensation Committee is required every six months to discuss, evaluate and review compensation plans in order to identify and eliminate features that could encourage earnings manipulation.

  •
  Limited deductible compensation.  We are prohibited from taking a tax deduction for annual compensation over $500,000 to NEOs.

  •
  Tax gross-ups.  We are prohibited from providing tax gross-ups or other reimbursements for the payment of taxes to any NEO and the next twenty most highly-compensated employees.

  •
  Perquisites.  We are required to disclose any perquisites that exceed $25,000 to the NEOs and the five most highly-compensated employees.

  •
  Policy on Luxury Expenditures.  We were required to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

  •
  Reporting and Certification.  Our CEO and CFO are required to provide a written certification of compliance with the executive compensation restrictions in our annual report. Our Compensation Committee is also required to make certain disclosures and certifications in its annual report.

        The Compensation Committee has appointed our COO to serve as the Company's TARP compliance officer. In this capacity, the COO oversees the Company's TARP compliance efforts and prepares a planning agenda for the Compensation Committee to review such compliance.

Compensation Philosophy

        The general compensation philosophy of the Company is to provide executive compensation that allows the Company to recruit, retain and motivate a highly qualified management team that formulates and implements the Company's business strategies that ultimately lead to enhancing long-term shareholder value. To achieve this objective, the Company's compensation plan includes a combination of base salary and annual cash incentive compensation to reward short-term performance, and supplemental executive retirement benefits and the grant of time-vested restricted stock and options to encourage retention and long-term performance.

Independent Consultant and Peer Group Analysis

        Annually, the Compensation Committee reviews the total compensation structure for the CEO and other NEOs. The Compensation Committee has the authority to retain outside consultants or advisors to assist in their analysis of competitive market data for comparable executive positions. In the past, the Compensation Committee has used the services of a local management consulting firm for independent advice on executive compensation matters. In 2009 and 2010, the Compensation Committee engaged the services of Ehrhardt, Keefe, Steiner & Hottman PC (EKS&H), a Denver-based accounting and business advisory firm. EKS&H was engaged to perform a management compensation study and an analysis of the Company's compliance with TARP. EKS&H provided no other services and the fees paid to EKS&H were less than $120,000.

        In its report, presented partly in writing and partly orally, EKS&H compared the compensation data of the NEOs to the top executive positions of twenty-nine, publicly traded, regional banks with assets primarily between $1-5 billion. The report also provided a distribution of compensation for the executive vice-presidents and senior vice-presidents of the Company, and identified individuals who fell above and below the mean salary. Based partially on the report of EKS&H, the Compensation Committee established 2010 incentive compensation guidelines for the NEOs. The Compensation Committee considered the differences, as well as similarities in business models of these specific peers in its evaluation of the appropriateness and adequacy of the Company's compensation structure for its top executive officers. The Compensation Committee considered the peer groups' core EPS growth, noninterest income as a percentage of operating revenue, return on tangible equity and stock price growth in its review.

        The information reviewed by the Compensation Committee reported average compensation levels for various executive positions. The Compensation Committee does not benchmark executive compensation at a certain level or percentile based on the data. The data is only one of the components considered when setting executive compensation. Other factors include, but are not necessarily limited to, level of responsibility, results of regulatory examinations, individual performance, operating unit performance and budget constraints.

Components of our 2010 Compensation Program

        The following discussion should be read with the understanding that during the period in which any obligation arising from TARP financial assistance remains outstanding, the Company will not be required to make any award under its Annual Incentive Compensation Plan or Equity Award Programs to the extent such award would be in violation of the ARRA restrictions. See TARP Compensation Standards above.

        2010 compensation for the NEOs was allocated as follows:

	Short-term performance awards:		Long-term performance awards:
Name	Base salary(1)	Annual incentive(1)	Equity- based(2)	SERP(3)	Total
Steven Bangert	54%	0%	4%	42%	100%
Jonathan C. Lorenz	59%	0%	3%	38%	100%
Lyne B. Andrich	54%	0%	4%	42%	100%
Richard J. Dalton	54%	0%	4%	42%	100%
N. Bruce Callow	85%	0%	15%	0%	100%

(1)
Base salary and annual incentive percentages are based on the amounts disclosed in the "Summary Compensation Table" for NEOs.

(2)
The long-term equity-based percentages are calculated utilizing amounts disclosed in the "Grants of Plan-Based Awards" table under the "Grant date fair value of option awards" column.

(3)
SERP benefits are based on the amounts disclosed in the "Summary Compensation Table" under the "Change in pension value" column.

        Base Salary.    The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. Generally, base salary is revised and adjusted once each year near the beginning of the year. The CEO conducts annual performance reviews for all NEOs, excluding himself. The performance reviews take into account individual performance, experience, unique contributions to the Company and the Company's need for certain types of expertise. The Compensation Committee considers its members' and the CEO's evaluation of both company and individual performance, the CEO's salary recommendations and competitive market data in determining appropriate base salary.

        With respect to the base salary of the Company's CEO, all of the members of the Compensation Committee discuss the CEO's and the Company's performance at one or more Compensation Committee meetings and then advise the CEO of the results of this review. As with all the NEO's, this performance review of the CEO is generally based on both objective and subjective criteria, with a subjective analysis of all matters considered relevant by the Compensation Committee being the determining factor in ultimately fixing base salary. Objectively, the Compensation Committee looks at the performance of the Company with particular emphasis on performance compared to budget for earnings. The Compensation Committee also considers, among other things, loan performance, loan and deposit growth, efficiency ratio, and earnings from the fee based businesses (i.e., all of our businesses other than the Bank). Of these criteria, none has a specific performance objective for which a set base salary increase has been mandated. None of these criteria are binding on the Compensation Committee in reaching its determination on the base salary to be awarded to the CEO. In its subjective analysis the Compensation Committee considers the accomplishment of strategic objectives such as growth and loan performance, reputation of the Company and the CEO, integrity and honesty, interaction of the CEO with employees and the Board, development of management, the availability of funds and all other matters which any member of the Compensation Committee wants to consider or discuss regarding their perception of the performance of the CEO.

        The NEOs' base salaries for 2010 were reviewed by the Compensation Committee at the beginning of 2010. The Compensation Committee determined that no increase in the base salary for NEOs would be awarded in 2010. This decision was made based on the downturn in the financial services industry and the decline in the financial results of the Company. The Company's operating results are more fully discussed in the section titled "2010 Results".

        The Compensation Committee has conducted its annual review of NEOs base salaries for 2011 and again determined that no increase in the base salary will be awarded for 2011, as will be more fully discussed in the 2012 proxy statement.

        Annual Incentive Compensation Plan.    The Company's philosophy is that incentive pay should generally constitute a meaningful component of total direct compensation. Annual cash bonus is intended to reward short-term performance and to be competitive with comparable executive positions in other companies. The long-term component of compensation was historically provided in the form of stock options that vest ratably over three- to four-years, but more recently includes time-vested restricted stock. The Company's stock incentive plans are an important component of the Company's total compensation program for executive officers and other employees. The plans are intended as a retention tool and also to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through equity grants, the long-range interests of management and employees are aligned with those of shareholders, as the employees accumulate meaningful stakes in the Company.

        In conjunction with the report of EKS&H, the Compensation Committee approved in January 2010 the incentive compensation program that was used to determine the amount of incentive compensation that would be paid with respect to the 2010 fiscal year to the NEOs as well as to other employees. Under this program, incentive compensation is determined based on (1) a target cash incentive which is a percentage of an individual employee's salary and (2) a target restricted stock incentive which is a percentage of an individual employee's salary and is subject to a future vesting schedule. Incentive compensation paid to participants is calculated based on both individual and Company performance. For the NEOs, no portion of the Company performance component is payable unless the Company achieves profitability for the year, as measured by Return on Assets.

        The Compensation Committee discussed and reviewed the financial metrics that were used to calculate the Company portion of the awards and determined that the metrics would not cause executive management to take unnecessary and excessive risks that could threaten the value of the Company and will not encourage the manipulation of reported earnings. The selected financial metrics emphasize long-term sustainable growth and not short term results. The Compensation Committee also agreed that these financial metrics will incentivize the right behavior by the NEOs.

        The annual range of incentive awards and the weighting of individual versus Company performance in calculating those awards for the NEOs, are as set forth below:

Name	Range of Cash Award (% of Base Salary)(1)	Range of Long-Term Stock Award (% of Base Salary)(2)	% of Overall Award Based on Individual Performance(3)	% of Overall Award Based on Company Performance(4)
Steven Bangert	0 - 60%	0 - 100%	50%	50%
Jonathan C. Lorenz	0 - 60%	0 - 100%	50%	50%
Lyne B. Andrich	0 - 60%	0 - 100%	50%	50%
Richard J. Dalton	0 - 60%	0 - 100%	40%	60%
N. Bruce Callow	0 - 40%	0 - 60%	20 - 25%	75 - 80%

(1)
The Company shall not make any cash awards to the extent such awards would be prohibited by ARRA restrictions. See TARP Compensation Standards above.

(2)
Any stock granted will be subject to a three year vesting schedule. In addition, no stock awards will be made to the extent such awards would be prohibited by ARRA restrictions. See TARP Compensation Standards above.

(3)
Individual performance is discretionary based on individual and team accomplishments, recent and expected financial trends, market trends and other qualitative considerations determined by the Compensation Committee.

(4)
Company performance is determined based on how actual results compare to the following performance measures of the Company:

  a.
  Core Earnings per Share Growth;

  b.
  Noninterest Income/Operating Revenue;

  c.
  Return on Average Tangible Equity; and

  d.
  Stock Price Growth.

  At the end of the fiscal year, each of these financial metrics will be compared against the same metrics of other banking and financial services organizations in the Western and Southwestern region with assets of $1 billion to $10 billion, as reported by SNL Securities. The percentage of the Company performance portion of the award that is earned will then be based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics as noted below:

Quartile Achieved	Bonus % Earned
1st	25%
2nd	15%
3rd	5%
4th	0%

  There will then be a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by Return on Assets. To the extent that the Company's Return on Assets is 0.25% or below, then there will not be a Company performance portion of the award.

  With respect to Mr. Callow, Company performance will include a separate analysis of the performance of the Company's Wealth Management initiative.

        The following quantitative performance measures and associated earned bonus percentages for 2010 were as follows:

Metric	Quartile Achieved	% Earned
Core EPS Growth	2nd	15%
Noninterest Income / Operating Revenue	2nd	15%
Return on Average Tangible Equity	4th	0%
Stock Price Growth	1st	25%

Peer Quartile Performance %		55%
Return on assets multiple		0%

2010 Company performance award		0%

        The Compensation Committee has the authority under the incentive compensation guidelines to adjust any goal with respect to any recipient of an incentive compensation award. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. In addition, the Compensation Committee may at any time amend or rescind these incentive compensation guidelines.

        The incentives of our NEOs for 2010 reflect the negative economic conditions that significantly impacted the Company's financial performance for the year. In 2010, the Compensation Committee determined that none of the NEOs would receive a bonus for 2010 for these reasons and assigned a 0% weight to the NEOs individual performance. The Compensation Committee believes that the CEO and the other NEOs performed well in managing the Company in the face of the nation's financial and economic climate and worked hard and diligently for the Company's and Shareholders' best interests.

Nevertheless, the Compensation Committee could not recommend that an annual incentive bonus be paid considering the Company's financial results. The following award percentages, based on 2010 individual and Company performance, for the NEOS was as follows:

Name	% of Overall Award Based on Individual Performance	% of Overall Award Based on Company Performance	Total
Steven Bangert	0%	0%	0%
Jonathan C. Lorenz	0%	0%	0%
Lyne B. Andrich	0%	0%	0%
Richard J. Dalton	0%	0%	0%
N. Bruce Callow	0%	0%	0%

        The Compensation Committee may also elect to grant bonuses based on the accomplishment of a particular goal or objective that requires additional commitments of time and effort by an executive officer. The Compensation Committee may also elect to award part of such incentive compensation in the form of stock options or restricted stock rather than cash. The CEO recommends the bonus amounts to be paid to each executive officer other than himself, but the Compensation Committee retains the discretion to modify or reject his recommendations. In 2010, Mr. Callow was awarded a restricted stock grant of 6,061 shares of stock for the successful accomplishment of the integration of the Company's wealth management initiative. These shares were issued with vesting conditions pursuant to the TARP guidelines.

Annual Retention Awards, Recruiting Awards and One-time Awards

        2010 was the final year of awards to NEOs under the Company's annual retention equity program. Under the program, the Company issued, each year, options or restricted stock to officers at the vice president level and above, including the NEOs. Awards were approved and granted as of the date of the Compensation Committee meeting held in May of each year. The Compensation Committee determined that option awards issued pursuant to the Annual Retention Equity Program would have the following terms:

  •
  Awards would be non-qualified stock options or restricted stock

  •
  Option awards would be issued at 110% of the market value at the date of issuance; i.e., 10% "out-of-the-money"

  •
  The term of option awards would be 7 years

  •
  The vesting period of the awards would be 3 years.

        For 2010, Mr. Dalton and Ms. Andrich received option awards under our Annual Retention program. Mr. Bangert, Mr. Lorenz and Mr. Callow received restricted stock with vesting conditions pursuant to the TARP guidelines. Beginning in 2011, the Company's equity awards will primarily be issued pursuant to the annual incentive compensation plan discussed above.

        The Compensation Committee has also delegated to executive management the authority to grant certain recruitment awards (options and restricted stock) within pre-defined parameters. The grant date and option price for recruitment options is the closing market price as of the employee's date of hire. Furthermore, recruitment options which may be in the form of incentive stock options, have a term of 7 years, and a graduated vesting schedule of 3 years. Restricted stock typically has a vesting schedule of 3-to-5 years. No recruitment awards were granted to an NEO for 2010.

        The Compensation Committee also has the authority to grant options or restricted stock in its discretion to reward significant achievement of an employee separate from those recognized in the annual incentive compensation plan. One such award was made in 2010 to Mr. Callow for achievement in combining and managing the Company's wealth management businesses.

        All other options are approved by the Compensation Committee prior to issuance. The grant date, option price and other material terms are determined by the Compensation Committee.

Retirement and Other Benefits

        Supplemental Executive Retirement Plan (SERP).    In 2004, the Compensation Committee, with the assistance of an independent compensation consultant, determined that SERP benefits are customary and appropriate for the NEO positions and are necessary to retain top talent in the Company. At this time, all of the NEOs, with the exception of Mr. Callow, participate in the SERP. The Compensation Committee has the authority to add participants as deemed appropriate. In addition to being market competitive, another objective of these benefits is to restore and supplement the level of retirement benefits provided in the Company's defined contribution 401(k) plan due to limitations in the Code. The present value of accumulated benefits under the SERP for each of the NEOs is set forth in the section titled "Pension Benefits" below.

        Given the economic environment in late 2008 and early 2009, the Compensation Committee took the unusual step of suspending participation in the ongoing plan, making the suspension effective for the 2009 plan year. This suspension reduced the annual service cost contribution to the SERP program. After reviewing the overall compensation package of the NEOs, including the fact that base salaries were not increased in 2009 or 2010 and bonuses were not paid in 2008 or 2009, the Committee approved reinstating participation in the plan for 2010. The reinstatement was effective for the 2010 plan year and did not have any impact on the suspension for the 2009 plan year. The Committee has not yet decided whether or not to suspend participation in the plan for the 2011 plan year. The Committee will decide this later in 2011.

        Split-Dollar Endorsed Life Insurance.    Associated with the SERP benefit is a death benefit for participating NEO's designated beneficiaries. Beneficiaries designated by an executive are entitled to a split-dollar share of the death proceeds from life insurance policies on each executive, which vary depending on the executive's employment status with the Company at the time of death, and eligibility to receive SERP payments.

        Defined Contribution Plan.    The Company maintains a 401(k) retirement savings plan available to all eligible employees, including the NEOs. Under the plan, the Company typically matches a portion of employee contributions. For 2010, employee contributions were matched up to a maximum of 3.0% of compensation subject in the case of the named executives to certain limitations in the Code. At December 31, 2010, all employer contributions made on behalf of the NEOS, with the exception of Mr. Callow, were vested in accordance with the vesting schedule of the plan, generally five years from commencement of employment, on the basis of the officers' past service with the Company.

        As part of the Company's ongoing cost containment initiative, the Compensation Committee decreased the Company's 401(k) match from 6% to 3% effective March 1, 2009. The Compensation Committee will consider an additional discretionary match of 0-3% at the end of each fiscal year based upon the financial performance of the Company. The Committee did not elect to contribute an additional discretionary match in 2010.

        Employment Agreements.    An additional component of the executive relationship with the Company intended to attract and retain key executive officers is an employment agreement. In addition to being market competitive, a comprehensive employment agreement supports a long-term commitment to each other between the Company and the executive, as well as a long-term perspective in the executive's leadership of the Company. It also provides the Company with valuable non-solicitation restrictions on the executive should his or her employment terminate. For the CEO, as well as other NEOs, a change in control benefit supports retention of key executives during potential merger and acquisition discussions and permits such discussions to take place with limited distraction arising from personal concerns.

        Employee Stock Purchase Plan (ESPP).    The ESPP is a form of equity-based compensation that is available to all employees of the Company who own less than 5% of the Company's outstanding common stock. Under the ESPP, employees may elect, prior to the beginning of each calendar quarter, to purchase shares of the Company's common stock through payroll deduction at a price equal to 90% of the market price of the stock at the end of the calendar quarter. The ESPP provides an attractive vehicle for employees to acquire the Company's stock, which further aligns their financial interests with those of other shareholders.

        Perquisites and Other Benefits.    Perquisites and other benefits represent a small part of our overall compensation package, and are offered only after consideration of business need. The Company believes that perquisites are generally a part of executive officers' market-competitive total compensation packages. We annually review the perquisites and other personal benefits that we provide to executive management. The primary perquisites are the use of a Company auto or auto allowance, club memberships, parking, and reimbursement for certain spousal travel. In conjunction with the Company's participation in the CPP, any perquisite in excess of $25,000 paid to the five most highly compensated employees will be reported to the Treasury and no tax gross-ups will be paid to any NEO or the next twenty most highly compensated employees while we are subject to the TARP rules.

2010 Results

        The past three years have proved to be extremely challenging for financial service companies and CoBiz has not been immune to the issues plaguing the industry. Nonetheless, the Company made significant progress in 2010. Diluted loss per common share for the full year of 2010 was $0.72, compared to $2.98 in the year-earlier period. Net loss was $22.6 million in 2010 versus $83.0 million for the prior-year period. Driving the reduction of the net loss was a lower level of provision for loan losses and the absence of a goodwill impairment charge that negatively impacted the results in 2009. The provision for loan losses was $35.1 million in 2010, as compared to $105.8 million in 2009. During 2009, impairment of goodwill charges totaling $46.2 million were recorded eliminating all goodwill from the consolidated balance sheet of the Company. During the fourth quarter of 2010, the Company established a deferred tax asset valuation allowance in the amount of $15.6 million based on its assessment of the amount of deferred tax assets that are more likely than not to be realized.

        Noted below are some of the significant financial performance measures and operational results for 2010:

  •
  Total nonperforming loans (NPLs) decreased to $42.7 million at December 31, 2010, from $79.2 million in the prior-year period. Including OREO and repossessed assets of $25.1 million at December 2010, total nonperforming assets (NPAs) were $67.8 million at year end, compared to $104.5 million at December 31, 2009. The Company allowance for loan and credit losses to total loans was 4.01% at December 31, 2010, compared to 4.23% at December 31, 2009.

  •
  Loans decreased $139.0 million to $1.64 billion at December 31, 2010, from $1.78 billion at the end of the prior-year period.

  •
  Noninterest bearing demand deposits represented 36.1% of total deposits, compared to 27.6% at the end of the prior-year period.

  •
  In 2010, our NIM on a tax equivalent basis remained steady at 4.37%, compared to 4.38% for the year-ending December 31, 2009.

  •
  As of December 31, 2010, the Bank was well-capitalized with a Tier 1 Capital ratio of 10.4%, and Total Capital ratio of 11.7%. The minimum ratios to be considered well-capitalized under the risk-based capital standards are 6% and 10%, respectively. At the holding company level, the Company's Tier 1 Capital ratio as of December 31, 2010, was 12.9%, and its Total Capital ratio was 15.5%.

        Despite the progress, as noted above, no base salary, either merit or cost of living increases, were awarded to the NEOs for 2010. No incentive compensation was awarded under the annual incentive compensation plan. However, the Committee felt enough progress was made to justify resuming participation in the SERP plan for 2010, the award of the last year of retention options and a stock award to Mr. Callow who was not participating in the SERP.

Tax Considerations

        It has been and continues to be the Company's intent that compensation payments generally be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. Under Section 162(m) as in effect before the enactment of EESA, we could not deduct annual compensation in excess of $1,000,000 paid to our named executives unless the compensation was performance-based. EESA, as further amended by the ARRA, amended Section 162(m) for TARP CPP participants to reduce the annual compensation tax deductibility cap to $500,000 and eliminate the exception for performance-based compensation. Although the majority of the compensation paid during 2010 was deductible, some components of the Company's compensation programs may result in payments from time to time that are subject to the restriction on deductibility. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders consistent with the Company's executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Company to satisfy requirements for deductibility under Section 162(m) will in fact do so.

Stock Ownership Guidelines

        Along with the emphasis on stock options, the Compensation Committee established stock ownership guidelines for executive officers in 2004. Under these guidelines, each NEO and director of the Company is required to own shares of common stock having a market value of at least $10,000 at the time of purchase. In addition, shares issuable upon exercise of in-the-money stock options do not count toward this requirement. All of the NEOs and directors currently hold sufficient amounts of our common stock to meet or exceed the stock ownership requirements.

        The Company also has an Insider Trading Policy that discourages employees from holding CoBiz stock in a margin account or pledging CoBiz stock as collateral for a loan unless they have adequate financial resources to prevent a forced sale. Employees are also prohibited from any short sales of CoBiz stock and from engaging in option trading or hedging transactions on CoBiz stock.

Recoupment of Annual Incentives

        In compliance with the TARP requirements, the employment agreements for each of the NEOs was amended to ensure the Company had the ability to recover or clawback certain bonus and incentive payments made if the payments were based on materially inaccurate financial statements or other materially inaccurate performance metrics. In addition, the Company has executed clawback agreements with the 20 most-highly compensated employees that allow the Company to recover any bonus or other incentive payments paid on the basis of materially inaccurate financial or other performance criteria.

        Other than the TARP requirements, the Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an executive in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the executive, or otherwise). In the event, however, that the financial results of the Company are restated as a result of fraud or misconduct, the Company would require, in compliance with Sarbanes-Oxley Act of 2002, as amended, our CEO and our CFO to reimburse the Company for certain incentive- or equity-based compensation and any profits from the sale of securities of the Company received during the 12-month period following the date of the financial statements that were subject to restatement were issued.

Role of Executive Officers in Determining Executive Compensation

        The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine, reviews the performance and approves all compensation and awards, to the CEO and other NEOs. The CEO assists in such review as described above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Compensation Committee may review the general elements of such compensation. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Excessive Risk

        The Compensation Committee has reviewed all compensation programs relating to the NEOs in order to confirm that such programs: (1) do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company; and (2) do not encourage the manipulation of reported earnings of the Company.

        2010 Compensation Program.    The Compensation Committee has discussed its compensation programs for its NEOs with the Company's risk managers and has concluded that the Company's 2010 compensation policies and practices for its NEOs do not encourage unnecessary and excessive risk-taking and do not encourage the manipulation of reported earnings for the following reasons:

  •
  There were no bonuses given in 2010 or base salary increases given to the NEOs for 2010;

  •
  The Compensation Committee designed the 2010 incentive compensation plan to include the following features:

  •
  the individual performance component of the plan is highly discretionary and allows the Compensation Committee to adjust or even eliminate the individual performance portion of the plan if it believes that excessive risks have been or are being taken;

  •
  with respect to the Company performance portion of the plan, the Compensation Committee established financial performance measurements that are not based on highly leveraged incentives that drive risky short-term behavior, but instead will be based on the Company's Core Earnings per Share Growth, Noninterest Income divided by Operating Revenue, Return on Average Tangible Equity, Stock Price Growth and Return on Assets, which the Compensation Committee believes will focus NEOs on the long-term creation of quality earnings;

    •
    The vesting elements of any equity awards under the plan will align the interests of the NEOs with the long-term health of the Company, the quality of earnings and the interests of shareholders; and

    •
    The mix of cash and equity awards under the plan will provide an appropriate balance between short-term and long-term risk and reward decisions.

  •
  All NEOs are subject to a "clawback," pursuant to which any bonus or incentive compensation is subject to recovery by the Company if such compensation is based on statements of earnings, gains or other criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct; and

  •
  All of the NEOs own a significant amount of Company common stock, which the Compensation Committee believes will discourage unnecessary and excessive risk-taking and help align their interests with those of our shareholders.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

        The Compensation Committee of CoBiz Financial Inc. certifies that:

          (1)   It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of CoBiz Financial Inc.;

          (2)   It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to CoBiz Financial Inc.; and

          (3)   It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of CoBiz Financial Inc. to enhance the compensation of any employee.

        Submitted by the Compensation Committee of the Board:

    Morgan Gust, Chair
    Michael B. Burgamy
    Noel N. Rothman

Summary Compensation Table

        The following table provides compensation information for the year ended December 31, 2010 for the NEOs. The "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value ($)(4)	All other compensation ($)(5)	Total ($)
Steven Bangert	2010	$522,500	$—	$41,497	$—	$—	$410,432	$48,573	$1,023,002
Chairman and CEO	2009	$522,500	$—	$—	$—	$—	$90,677	$47,906	$661,083
	2008	$522,500	$—	$223,275	$17,852	$—	$205,745	$42,665	$1,012,037
Jonathan C. Lorenz	2010	$380,000	$—	$20,550	$—	$—	$242,328	$51,682	$694,560
Executive Vice President &	2009	$380,000	$—	$—	$15,532	$—	$74,503	$48,319	$518,354
CEO of the Bank	2008	$380,000	$—	$171,750	$15,302	$—	$231,890	$43,320	$842,262
Lyne B. Andrich	2010	$275,000	$—	$—	$18,164	$—	$213,070	$23,222	$529,456
Executive Vice President	2009	$275,000	$—	$—	$14,670	$—	$45,622	$26,291	$361,583
and CFO	2008	$275,000	$—	$137,400	$14,747	$—	$82,766	$27,500	$537,413
Richard J. Dalton	2010	$275,000	$—	$—	$18,164	$—	$213,033	$35,030	$541,227
Executive Vice President	2009	$275,000	$—	$—	$14,670	$—	$44,120	$33,585	$367,375
and COO	2008	$275,000	$—	$68,700	$14,453	$—	$112,250	$37,901	$508,304
N. Bruce Callow(6)	2010	$275,000	$—	$49,415	$—	$—	$—	$17,774	$342,189
Executive Vice President	2009	$267,773	$17,500	$89,400	$89,544	$—	$—	$45,371	$509,588
	2008	$—	$—	$—	$—	$—	$—	$—	$—

(1)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of time-vested restricted stock and performance-based restricted stock. Fair value is calculated by multiplying the number of shares subject to the award by the NASDAQ closing price per share on the date the award was granted. The number of shares used for purposes of calculating the value of performance-based restricted stock was the entire award, with the assumption that 100% of the performance targets will be met.

(2)
The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of the award. The fair value of stock option awards is estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2010 Annual Report and Form 10-K.

(3)
The amounts in this column relate to awards earned and accrued under the Annual Incentive Compensation Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(4)
The amounts shown reflect the aggregate change in the actuarial present value of the NEO's accumulated benefits under the Company's SERP. The benefits to be provided under the plan are described under the heading "Pension Benefits—Supplemental Executive Retirement Plan".

(5)
The following table shows the components of "All other compensation" reported in the Summary Compensation Table above. The cost of each item noted is the actual incremental cost of providing such perquisite or benefit, with the exception of the company provided auto. The cost of the company provided auto was calculated based on the Annual Lease Value Tables published by the IRS multiplied by the estimated personal use of the vehicle.

Name	401(k) plan matching contribution	Life insurance premiums	Dividends on unvested stock awards	Other perquisite and personal benefits(a)	Total all other compensation
Steven Bangert	$7,350	$15,496	$1,421	$24,305	$48,573
Jonathan C. Lorenz	$7,350	$20,483	$1,060	$22,789	$51,682
Lyne B. Andrich	$7,350	$2,905	$800	$12,167	$23,222
Richard J. Dalton	$4,795	$9,819	$400	$20,016	$35,030
N. Bruce Callow	$7,350	$3,273	$323	$6,829	$17,774

a.
Other perquisite and personal benefits generally include amounts for personal use of company autos, parking, physical examinations, health and social club dues, spousal travel expenses and other benefits that are not properly reported in any other column of the Summary Compensation Table.

No amounts for any NEO included in Other perquisite and personal benefits above, when aggregated by compensation item, exceeded $25,000.

(6)
Mr. Callow became an executive officer of the Company in 2009. As permitted by SEC rules, the Summary Compensation Table shows Mr. Callow's compensation since 2009, the first year he served as an executive officer.

Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to NEOs during fiscal year 2010. Certain terms of the Company's stock plan pursuant to which the grants identified in the table were made are described in the "Executive Compensation—Compensation Discussion and Analysis—Equity-Incentives" section of this proxy statement.

									All Other stock awards: Number of shares of stocks or units (#)	All other option awards: Number of securities underlying options (#)
			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Bangert	5/19/2010	(2)	—	—	—	—	—	—	6,058	—	$—	$41,497
Jonathan C. Lorenz	5/19/2010	(2)	—	—	—	—	—	—	3,000	—	$—	$20,550
Lyne B. Andrich	5/19/2010	(3)	—	—	—	—	—	—	—	5,667	$7.54	$18,164
Richard J. Dalton	5/19/2010	(3)	—	—	—	—	—	—	—	5,667	$7.54	$18,164
N. Bruce Callow	5/19/2010	(2)	—	—	—	—	—	—	2,834	—	$—	$19,413
	10/28/2010	(4)	—	—	—	—	—	—	6,061	—	$—	$30,002

(1)
CoBiz provides performance-based annual cash incentive awards to our executive officers under our Annual Incentive Compensation Plan. For 2010 and 2009, there were no accruals for the Annual Incentive Compensation Plan. The Compensation Committee determined that the NEOs would not earn any incentive compensation in 2010. Accordingly, the Company has not disclosed a threshold, target or maximum.

(2)
Due to TARP restrictions on the issuance of stock-options to certain employees, the Company issued long-term restricted stock with vesting conditions that adhere to the TARP guidelines in lieu of stock options under the Annual Retention Equity Program. The value shown reflects the aggregate grant date fair value computed in accordance with ASC 718 of time-vested restricted stock. Fair value is calculated by multiplying the number of shares subject to the award by the NASDAQ closing price per share on the date the award was granted. Dividends are paid on the restricted stock shares during the three-year period at the same rate as paid to all shareholders. Dividends paid during the year ended December 31, 2010 subsequent to the May 19, 2010 grant date totaled $0.02 per share. The recipients also have voting rights on the restricted shares during the restriction period.

(3)
Annual Retention Equity Program stock options granted on May 19, 2010 have an exercise price equal to 110% of the May 19, 2010 closing stock price and vest ratably over three years. These options have a term of seven years. See discussion under "Executive Compensation—Compensation Discussion and Analysis—Equity Award Programs and Grant Timing". The values shown reflect the grant date fair value of the options based upon application of the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2010 Annual Report and Form 10-K.

(4)
Restricted stock award granted for the achievement of a non-financial strategic objective, primarily the integration of the Company's wealth management platform. The long-term restricted stock has vesting conditions that adhere to the TARP guidelines. The value shown reflects the aggregate grant date fair value computed in accordance with ASC 718 of time-vested restricted stock. Fair value is calculated by multiplying the number of shares subject to the award by the NASDAQ closing price per share on the date the award was granted. Dividends are paid on the restricted stock shares during the three-year period at the same rate as paid to all shareholders. Dividends paid during the year ended December 31, 2010 subsequent to the October 28, 2010 grant date totaled $0.01 per share. Mr. Callow also has voting rights on the restricted shares during the restriction period.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows all outstanding equity awards held by NEOs as of December 31, 2010.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market value of unearned shares that have not vested ($)
Steven Bangert	3,000	—	$19.81	05/19/2012	5,833	(3)	$35,465	5,833	(3)	$35,465
	4,000	—	$19.25	10/14/2012	225	(3)	$1,368	225	(3)	$1,368
	7,000	—	$21.65	05/17/2013	32,500	(2)	$197,600	32,500	(2)	$197,600
	20,000	—	$21.07	02/13/2014
	7,000	—	$20.52	05/16/2014
	4,667	2,333	$12.39	05/14/2015
Jonathan C. Lorenz	9,000	—	$8.00	01/03/2011	3,000	(3)	$18,240	3,000	(3)	$18,240
	36,840	—	$10.53	06/19/2012	25,000	(2)	$152,000	25,000	(2)	$152,000
	12,152	—	$12.00	06/19/2012
	17,848	—	$12.00	06/19/2012
	3,000	—	$19.25	10/14/2012
	3,000	—	$18.94	11/07/2012
	3,615	—	$9.70	01/16/2013
	6,000	—	$21.65	05/17/2013
	10,000	—	$21.07	02/13/2014
	6,000	—	$20.52	05/16/2014
	4,000	2,000	$12.39	05/14/2015
	2,000	4,000	$6.62	05/20/2016
Lyne B. Andrich	5,625	—	$8.00	01/03/2011	20,000	(2)	$121,600	20,000	(2)	$121,600
	3,000	—	$19.81	05/19/2012
	15,000	—	$12.00	06/19/2012
	2,667	—	$19.25	10/14/2012
	75	—	$9.90	01/07/2013
	5,667	—	$21.65	05/17/2013
	10,000	—	$21.07	02/13/2014
	5,667	—	$20.52	05/16/2014
	3,495	—	$17.31	05/06/2015
	6,505	—	$17.31	05/06/2015
	3,778	1,889	$12.39	05/14/2015
	100	—	$11.26	05/14/2015
	1,889	3,778	$6.62	05/20/2016
	—	5,667	$7.54	05/19/2017
Richard J. Dalton	9,000	—	$8.00	01/03/2011	10,000	(2)	$60,800	10,000	(2)	$60,800
	3,000	—	$19.81	05/19/2012
	4,212	—	$10.53	06/19/2012
	12,152	—	$12.00	06/19/2012
	18,628	—	$10.53	06/19/2012
	7,761	—	$12.00	06/19/2012
	2,588	—	$12.00	06/19/2012
	2,667	—	$19.25	10/14/2012
	5,667	—	$21.65	05/17/2013
	10,000	—	$21.07	02/13/2014
	5,667	—	$20.52	05/16/2014
	3,778	1,889	$12.39	05/14/2015
	1,889	3,778	$6.62	05/20/2016
	—	5,667	$7.54	05/19/2017
N. Bruce Callow	10,000	20,000	$8.94	01/12/2016	6,666	(4)	$40,529	6,666	(4)	$40,529
					2,834	(3)	$17,231	2,834	(3)	$17,231
					6,061	(5)	$36,851	6,061	(5)	$36,851

(1)
Unless otherwise noted, all options vest ratably over three years.

(2)
Performance-based restricted stock award shares, vesting between 0-100% depending on performance outcome to be determined no later than the fifth anniversary of the awards or on July 1, 2013.

(3)
Restricted stock award that vests two years from the date of grant. The restricted stock shall not be transferable any earlier than allowed under the TARP guidelines.

(4)
Restricted stock award that vests ratably over three years.

(5)
Restricted stock award that vests 2/3 two years from the date of grant and 1/3 three years from the date of grant. The restricted stock shall not be transferable any earlier than allowed under the TARP guidelines.

Option Exercises and Stock Vested

        The following table shows all stock awards exercised or vested and the value realized upon exercise or vest, by NEOs during the year ended December 31, 2010.

	Option awards		Restricted stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Lyne B. Andrich	4,500	$4,164	—	$—
N. Bruce Callow	—	—	3,334	14,270

	4,500	$4,164	3,334	$14,270

(1)
The value realized on exercise is computed using the difference between the closing market price upon the date of exercise and the option exercise price.

(2)
The value realized on restricted stock vested during the period is the product of the number of shares vested and the closing market price on the vest date.

Stock Option Plans

        The Company has adopted several incentive stock option plans to reward and provide long-term incentives for directors and key employees of the Company. No option issued under any of these plans may have a term longer than ten years from the date of grant. The significant terms of each plan are set forth below.

  •
  The 1997 Incentive Stock Option Plan (the "1997 Plan")

          The 1997 Plan permits the granting of Incentive Stock Options to officers and other key employees. The exercise price of options granted under the 1997 Plan must be at least 100% of the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan vest in equal installments on the first four anniversaries of the date of grant. There are no additional shares available for issuance under the 1997 Plan.

  •
  The 1998 Stock Incentive Plan (the "1998 Plan")

          The 1998 Plan permits the granting of Incentive Stock Options and non-qualified stock options to officers and other key employees. The exercise price of options granted under the 1998 Plan must be at least 100% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the terms of vesting, payment and termination of options granted under the 1998 Plan. There are no additional shares available for issuance under the 1998 Plan.

  •
  The 2002 Equity Incentive Plan (the "2002 Plan")

          The 2002 Plan provides for the issuance of Incentive Stock Options and non-qualified stock options to officers and other key employees, as well as consultants and directors. The exercise price of Incentive Stock Options granted under the 2002 Plan must be at least 100% of the fair market value of the common stock on the date of grant, and the exercise price of non-qualified stock options must be at least 85% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the exercise price and the terms of vesting, payment and termination of options granted under the 2002 Plan. As of December 31, 2010, there were 158,929 shares remaining for issuance under the 2002 Plan.

  •
  The 2005 Equity Incentive Plan (the "2005 Plan")

          Under the 2005 Plan, as amended, the Compensation Committee has the authority to determine the identity of the key employees, consultants, and directors who shall be granted options or restricted stock awards; the option price, which shall not be less than the fair market value of the common stock on the date of grant; the vesting requirements; and the manner and times at which the options shall be exercisable. As of December 31, 2010, there were 1,551,843 shares available for grant under the 2005 Plan.

        The following table sets forth certain information concerning all equity compensation plans previously approved by shareholders and all equity compensation plans not previously approved by the shareholders as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	2,659,750	$12.70	1,710,772
Equity compensation plans not approved by security holders	—	—	—

Total	2,659,750	$12.70	1,710,772

Pension Benefits

        Supplemental Executive Retirement Plan.    In 2004, CoBiz implemented a SERP for certain NEOs, at that time, to provide retirement benefits to be market competitive, and to restore and supplement benefits available under the 401(k) plan. The SERP is unsecured and unfunded and there are no plan assets. CoBiz has purchased single premium Bank Owned Life Insurance policies (BOLI policies) on the lives of the NEOs and intends to use income from the BOLI policies to offset SERP benefit expenses. Under the terms of the SERP, participants will be entitled to an annual supplemental retirement and other benefit of up to one-half of their final average annual compensation (the five highest paid years during the first ten years of participation in the SERP), prorated based on their years of participation in the SERP for a period of up to ten years. SERP benefits vest at the rate of 20 percent per year of service and generally are payable at the later of (a) the participant's normal retirement date or (b) after the participant's tenth year of participation in the SERP. The benefit is payable either monthly over 10 years or in a lump sum equal to the actuarially adjusted present value of the right to receive those monthly payments. Vesting, and payment under the plan, is accelerated upon the disability of the participant or a change in control of the Company. If a participant terminates employment prior to normal retirement age, payment of any earned and vested benefit under the plan will be paid based on the actuarial equivalent value as defined in the plan. If a participant dies while employed by the Company, the retirement benefit is forfeited. The retirement benefits are funded from accruals to a benefit account during the participant's employment. The amount of the accrual is determined annually.

        The following table shows each participating NEOs' number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2010 under the SERP. During 2010, none of the participants received payments under the plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payment during last fiscal year ($)
Steven Bangert	Supplemental Executive Retirement Plan	6	$1,126,446	$—
Jonathan C. Lorenz	Supplemental Executive Retirement Plan	6	$819,600	$—
Lyne B. Andrich	Supplemental Executive Retirement Plan	6	$441,214	$—
Richard J. Dalton	Supplemental Executive Retirement Plan	6	$617,109	$—

Potential Payments Upon Termination or Change in Control

Employment Agreements

        The following discussion should be read with the understanding that during the period in which any obligation arising from TARP financial assistance remains outstanding, the Company will not be required to make any payment under the Agreements to the extent such payment would be in violation of the ARRA restrictions. See TARP Compensation Standards above.

        The Company has entered into employment agreements with each of the NEOs. Each such agreement is terminable at will by the Company or the employee and provides for annual salary and eligibility for a bonus and stock option grants. The agreements also provide certain fringe benefits including an automobile allowance or the use of a Company automobile, as well as an allowance for membership dues at a country, health or social club. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank.

        In the event that the Company terminates the employment agreement for reasons other than "for cause" or constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company will pay the following severance benefits:

  (i)
  Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of Employee's annual basic compensation in effect immediately prior to Employee's termination;

  (ii)
  For all NEOs, with the exception of Mr. Callow, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee's discretionary bonus for the previous calendar year, or (B) the average of Employee's discretionary bonus for the previous three calendar years, in each case prorated to the date of Employee's termination. For Mr. Callow, if a bonus was paid in respect to the last fiscal year prior to termination, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the average of the discretionary bonus for the previous three calendar years, prorated to the date of termination;

  (iii)
  For all NEOs, with the exception of Mr. Callow, the twelve (12) month period following the date of termination of Employee's employment, Company will maintain in full force and effect for the continued benefit of Employee each employee benefit plan in which Employee was a participant immediately prior to the date of Employee's termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to Employee. If the terms of any employee benefit plan of Company do not permit continued participation by Employee, then Company will arrange to provide to Employee (at Company's cost) a benefit substantially similar to and no less favorable than the benefit Employee was entitled to receive under such plan at the end of the period of coverage. (This provision specifically is not applicable to Employee's automobile and club dues, which benefits end upon Employee's date of termination of employment.);

  (iv)
  For all NEOs, with the exception of Mr. Callow, the twelve (12) month period following the date of termination of Employee's employment, Company will treat Employee for all purposes as an Employee under all of Company's retirement plans in which Employee was a participant on the date of termination of Employee's employment or under which Employee would become eligible during such twelve (12) month period (hereinafter referred to collectively as the "Retirement Plan"). Benefits due to Employee under the Retirement Plan shall be computed as if Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment. If under the terms of the Retirement Plan such continued coverage is not permitted, Company will pay to Employee or Employee's estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Retirement Plan, shall equal the amount that Employee would have received under the Retirement Plan had Employee remained an employee of Company during such twelve (12) month period; and

  (v)
  If any excise tax imposed under Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable under such Employee's employment agreement, the Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

        Notwithstanding the foregoing, for all NEOs, with the exception of Mr. Callow, in the event that Employee terminates his or her employment within 24 months after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination. With respect to Mr. Callow, in the event that employment is terminated by the Company without Cause or by Employee with Good Reason within 180 days after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination

        Severance arrangements were entered into by the Company to help assure the retention of the CEO and other NEOs experience, skills, knowledge and background for the benefit of the Company. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of the Company and provide our business with a smooth transition in the event of a change in control of the Company. In addition, these arrangements provide the Officers with a severance amount to help financially ease their transition from the Company.

Stock Award Acceleration

        The Compensation Committee, in its sole discretion, in the event of a change in control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding options upon such conditions and to such extent as the Compensation Committee shall determine. Any such acceleration shall be conditioned upon the consummation of the change in control.

        The table below represents the lump sum maximum amount each NEO would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2010. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the tables below based on various factors, including whether the Company is subject to the limitations imposed in connection with its participation in the CPP.

Benefits and payments upon termination	Resignation / termination for cause	Involuntary termination not for cause	Termination / change in control	Disability	Death
Steven Bangert
Severance(1)	$—	$522,500	$1,562,275	$522,500	$522,500
SERP(2)	$1,341,157	$1,341,157	$1,564,683	$1,341,157	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$4,973,125
Acceleration of option or award vesting(4)	$—	$—	$234,433	$—	$—
Medical and welfare benefits(5)	$—	$42,947	$42,947	$42,947	$25,603
Jonathan C. Lorenz
Severance(1)	$—	$380,000	$1,136,200	$380,000	$380,000
SERP(2)	$948,508	$948,508	$1,106,592	$948,508	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$3,380,000
Acceleration of option or award vesting(4)	$—	$—	$170,240	$—	$—
Medical and welfare benefits(5)	$—	$37,941	$37,941	$37,941	$15,344
Lyne B. Andrich
Severance(1)	$—	$275,000	$550,000	$275,000	$275,000
SERP(2)	$678,266	$678,266	$791,310	$678,266	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,143,750
Acceleration of option or award vesting(4)	$—	$—	$121,600	$—	$—
Medical and welfare benefits(5)	$—	$26,916	$26,916	$26,916	$22,411
Richard J. Dalton
Severance(1)	$—	$275,000	$547,250	$275,000	$275,000
SERP(2)	$714,174	$714,174	$833,203	$714,174	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,758,750
Acceleration of option or award vesting(4)	$—	$—	$60,800	$—	$—
Medical and welfare benefits(5)	$—	$33,706	$33,706	$33,706	$22,105
N. Bruce Callow
Severance(1)	$—	$275,000	$550,000	$275,000	$275,000
Split-dollar insurance(3)	$—	$—	$—	$—	$275,000
Acceleration of option or award vesting(4)	$—	$—	$94,611	$—	$—
Medical and welfare benefits(5)	$—	$20,713	$20,713	$20,713	$14,282

(1)
Represents severance payments in accordance with individual employment agreements as detailed in "—Employment Agreements" above.

(2)
Represents the present value of payments in accordance with SERP agreements as detailed under "—Pension Benefits" above.

(3)
Represents payments in accordance with Split-Dollar Endorsed Life Insurance agreements as detailed under "Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits" above.

(4)
Assumes the Compensation Committee accelerates vesting upon a change in control. Value represents: a) what would be realized upon the exercise of options that would vest on a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2010 of $6.08; and, b) the value of the unvested restricted stock awards based on the closing market value of the common stock on December 31, 2010 of $6.08.

(5)
Represents the cost of maintaining medical, dental and life insurance coverage, as well as the 401(k) plan benefits valued at the incremental cost to the Company of providing such benefits.

 RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees and Services

        The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2009
Audit fees(1)	$567,400	$545,500
Audit related fees(2)	—	192,500
Tax fees(3)	7,000	10,000
All other fees(4)	13,000	6,500

	$587,400	$754,500

(1)
Audit Fees.    Audit fees for services performed in 2010 and 2009 consisted of:

a.
Audit of the Company's annual financial statements;

b.
Reviews of the Company's quarterly financial statements;

c.
Statutory and regulatory audits, consents and other services related to SEC matters;

d.
Attestation of management's assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(2)
Audit Related Fees.    Audit related fees for services performed in 2009 consisted of:

a.
Prospectus supplement filed in connection with the Company's underwritten public offering completed in July 2009. Fees of $192,500 were included for the fiscal year ended December 31, 2009.

(3)
Tax Fees.    Tax fees for services billed and paid in 2010 and 2009 consisted of:

a.
There were no tax compliance services in 2010 or 2009. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of:

i.
Federal and state income tax return assistance;

ii.
Preparation and calculation of estimated tax payments; and

iii.
Assistance with inquiries from taxing authorities.

b.
Tax planning or advice services in 2010 and 2009 totaled $7,000 and $10,000, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

(4)
All Other Fees.    All other fees paid in 2010 and 2009 consisted of fees related to review of the Company's S-8 and S-3 filings.

Pre-Approval of Services

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific de minimis limits.

        The policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to management of the Company.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

  (1)
  The service is not an audit, review or other attest service;

  (2)
  The aggregate amount of all such services provided under this provision does not exceed five percent of the total fees paid to the independent registered public accounting firm in a given fiscal year;

  (3)
  Such services were not recognized at the time of the engagement to be non-audit services;

  (4)
  Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

  (5)
  The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

        During 2010, there were no fees approved under the de minimis provision. All fees were pre-approved in 2010.

AUDIT COMMITTEE REPORT

        In accordance with its written charter, a copy of which is available on the Company's website (www.cobizfinancial.com), the Audit Committee assists the Board of Directors in its oversight role over the Company's financial accounting and reporting process, the Company's system of internal control over financial reporting established by management and the external audit process.

        Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm is responsible for the audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and procedures. The Audit Committee reviews and reports to the Board of Directors regarding the performance of the internal audit function and independent registered public accounting firm, the integrity of the financial statements, management's efforts to maintain a system of internal control over financial reporting, and compliance with legal and regulatory requirements.

        The Audit Committee has reviewed and discussed the audited financial statements included in the Company's 2010 Form 10-K with management. The Audit Committee separately met with representatives of our internal audit department and independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company's internal controls. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

        The Audit Committee has received from our independent registered public accounting firm, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, a written disclosure, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and a letter from the independent registered public accounting firm confirming that, in its professional judgment, it is independent of the Company. The Audit Committee discussed with the independent registered public accounting firm any relationship that may have an impact on its objectivity and independence and satisfied itself as to the auditor's independence.

        Based upon the review, discussion, disclosures and materials described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2010 Annual Report on Form 10-K.

        This report is submitted by the Audit Committee.

Mary Beth Vitale, Chair
Douglas L. Polson
Mary K. Rhinehart

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of March 1, 2011, certain information regarding beneficial ownership of the Company's common stock by (i) each director of the Company, (ii) each NEO and (iii) all of the Company's directors and NEOs as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

Stock Ownership of Directors and Management

Name and address of beneficial owner(1)	(A) Number of outstanding shares beneficially owned	(B) Right to Acquire(2)	(A) + (B) Total	Percent of class(3)
Lyne B. Andrich	57,071	57,843	114,914	*
Steven Bangert(4)	1,574,697	45,667	1,620,364	4.37%
Michael B. Burgamy(5)	300,456	9,000	309,456	*
N. Bruce Callow	24,067	20,000	44,067	*
Richard J. Dalton(6)	196,996	78,009	275,005	*
Morgan Gust	2,050	5,000	7,050	*
Jonathan C. Lorenz(7)	378,570	104,455	483,025	1.30%
Evan Makovsky(8)	95,956	13,364	109,320	*
Douglas L. Polson	5,278	2,734	8,012	*
Mary K. Rhinehart	1,751	2,734	4,485	*
Noel N. Rothman(9)	1,649,209	10,665	1,659,874	4.48%
Timothy J. Travis	79,368	10,665	90,033	*
Mary Beth Vitale	5,000	7,000	12,000	*
Mary M. White	1,500	6,000	7,500	*

All directors and executive officers as a group—19 persons	4,502,171	496,527	4,998,698	13.33%

*
Less than 1% of shares outstanding.

(1)
The address of each of the above-named shareholders is c/o CoBiz Financial Inc., 821 Seventeenth Street, Denver, Colorado 80202.

(2)
Represents stock options which are currently exercisable or will become exercisable within 60 days after March 1, 2011.

(3)
Percentage ownership has been calculated based on 37,016,525 shares of common stock that were issued and outstanding as of March 1, 2011, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 1, 2011 (but excluding any shares that any other person or group has the right to acquire).

(4)
Includes 1,150,346 shares owned directly by Mr. Bangert; 190,385 shares held by a family partnership, of which Mr. Bangert is the general partner; 135,000 shares owned by a corporation equally owned by Mr. Bangert and his wife; and 98,966 shares held by Mr. Bangert's wife and children. Total also includes 1,277,467 shares that have been pledged as security for a borrowing arrangement.

(5)
Includes 35,750 shares held by Mr. Burgamy's wife and 300,456 shares that have been pledged as security for a borrowing arrangement.

(6)
Includes 56,550 shares that have been pledged as security for a borrowing arrangement.

(7)
Includes 563 shares held by Mr. Lorenz's children.

(8)
Includes 2,513 shares held by Mr. Makovsky's wife, 56,672 shares held by the Shames-Makovsky Profit Sharing Plan, in which Mr. Makovsky is a participant and trustee and 24,741 shares that have been pledged as security for a borrowing arrangement.

(9)
Includes 1,265,844 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 75,820 shares held in various family trusts for which Mr. Rothman is a trustee; 104,106 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 56,881 shares held by Mr. Rothman's wife; 6,271 shares held in a trust for which Mr. Rothman's wife is a co-trustee; and 95,850 shares held in trust by Mr. Rothman's wife.

Stock Ownership of Certain Beneficial Owners

        The following sets forth certain information concerning the only persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of CoBiz common stock as of March 1, 2011.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class(1)
Common stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,873,847	(2)	7.76%
Common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,003,748	(3)	5.41%
Common stock	Banc Funds VI, VII and VIII L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	2,174,339	(4)	5.87%
Common stock	Second Curve Capital, LLC 237 Park Avenue, 9th Floor New York, New York 10017	3,368,266	(5)	9.10%
Common stock	FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	2,559,762	(6)	6.92%

(1)
Percentage ownership has been calculated based on 37,016,525 shares of common stock that were issued and outstanding as of March 1, 2011, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 1, 2011 (but excluding any shares that any other person or group has the right to acquire).

(2)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
As reported on Schedule 13G filed with the SEC on February 3, 2011, BlackRock, Inc. reports that it has sole voting and dispositive power over 2,003,748 shares of common stock. As previously announced, on December 1, 2009 BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, [substantially all of] the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings.

(4)
As reported on Schedule 13G filed with the SEC on February 11, 2011, filed jointly by Banc Fund VI L.P. ("BF VI") an Illinois Limited Partnership, Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, and Banc Fund VIII L.P. ("BF VIII"), an Illinois Limited Partnership. Charles J. Moore, as the General Partner of BF VI, BF VII, and BF VIII, has shared voting and dispositive power over 2,174,339 shares of common stock.

(5)
As reported on Schedule 13G filed with the SEC on January 10, 2011, Second Curve Capital, LLC and Thomas K. Brown have shared voting and dispositive power over 3,368,266 shares of common stock.

(6)
As reported on Schedule 13G filed with the SEC on February 14, 2011, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,559,762 shares of common stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and, in our opinion, do not involve more than the normal risk of collectability or contain other features unfavorable to us. At December 31, 2010, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $5,204,000, or 0.3% of our total loans and leases.

        We lease our downtown Denver banking facility and executive and administrative offices from Kesef, LLC (Kesef), an entity in which Mr. Makovsky owns 20%. Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor) each previously owned a 16% interest in Kesef, but sold their interests in 2002. Kesef purchased the building in January 1998. The initial term of this lease was ten years, with an option to renew for an additional ten-year term at the current market rates. In addition, Shames-Makovsky Realty Company, an entity of which Mr. Makovsky is the majority owner and managing general partner, acts as the property management firm for our facility located in Surprise, Arizona, and receives compensation directly from the owning entity for its services. Shames-Makovsky Realty Company has also been engaged by the owners of our Northeast Denver location to act as their property manager. Rent payments for these related party leases for the year ended December 31, 2010 were $2,071,000.

        The Company completed a private placement of $20,984,000 of Subordinated Unsecured Promissory Notes (the Notes) during the third and fourth quarter of 2008. The Notes will mature in 2018, 10 years after the initial issue date (August 18, 2008). The Notes bear a fixed annual interest rate of 9.00%, pay interest quarterly, and can be prepaid at par without penalty at any time on or after the fifth anniversary of the initial issue date. The Notes qualify as Tier 2 capital for regulatory capital purposes. Certain employees and directors of the Company and executive officers of the Company also participated in the private placement. At December 31, 2010, $3,550,000 in Notes was owed to related parties.

        For information on certain other relationships and transactions between the Company and certain officers, directors and principal shareholders, see "Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation" above.

        The Company has various written procedures in place to identify potential related party transactions, which are reported and reviewed with the Company's Disclosure and Audit Committees. Some ordinary course transactions or relationships are not reviewed by the Disclosure or Audit Committees, including ordinary course customer relationships such as the banking and lending relationships described above. The Company has other written policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships. Furthermore, the Company's Code of Conduct and Ethics addresses potential conflicts of interest, and requires that conflicts be disclosed to the Company's Director of Internal Audit, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict. Waivers for directors and executive officers must be approved by the Company's Board of Directors. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

        On an annual basis, all directors and executive officers of the Company complete a questionnaire that, among other things, requires confirmation of any completed or proposed transaction with the Company that exceeds $120,000 to which they or an immediate family member were involved. The Audit Committee of the Company reviews all related party transactions that are required to be disclosed under Item 404 of SEC Regulation S-K.

        In addition, each quarter the Company's Disclosure Committee requests all senior officers to identify any related party transaction of which they are aware. Transactions identified through this process are reported to the Audit Committee each quarter. Our procedures for reviewing related party transactions, other than approving waivers of compliance with the Code of Conduct and Ethics and transactions required to be disclosed under Item 404, do not require the approval or ratification of such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding common stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of the copies of such forms furnished to the Company, each of the Company's directors, officers and beneficial owners of more than 10% of the outstanding common stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2010.

2010 ANNUAL REPORT TO SHAREHOLDERS

        Included with this Proxy Statement is the Company's 2010 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

        Any shareholder of the Company who desires to make his or her thoughts known to an individual director of the Company, the Board or a committee of the Board may do so by mail to: Board of Directors, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. The Secretary will forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the individual director of the Company, the Board or a committee of the Board, as requested in the communication. This policy is intended to apply only to communications from shareholders in their capacities as such. Communications to the Company from one of its officers, employees or agents will only be forwarded to a director, the Board or a committee of the Board if the communication is made solely in the person's capacity as a shareholder. The policy does not apply to shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which will be handled in accordance with applicable SEC rules.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

        The G&N Committee will consider individuals recommended by the shareholders of the Company to serve on the Board. Shareholders who wish to recommend individuals for consideration by the G&N Committee may do so by submitting a written recommendation to: Director Nominations, c/o CoBiz Financial Inc., Corporate Secretary, 821 Seventeenth Street, Denver, Colorado 80202. Submissions must include:

  •
  the name and address of the shareholder recommending such individual;

  •
  the number of shares of common stock beneficially owned by such shareholder;

  •
  any material interest or relationship that such recommending shareholder may have with the recommended individual;

  •
  biographical information concerning the recommended individual, including age and employment history (including employer names and a description of the employer's business);

  •
  all previous and current Board directorships, or similar positions, held by the recommended individual; and

  •
  any other information that the shareholder believes would aid the G&N Committee in its evaluation of the recommended individual.

        Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Company.

        The G&N Committee believes that candidates for director should have the following minimum qualifications:

  •
  each candidate should be of the highest ethical character and share the values of the Company as reflected in its Code of Conduct and Ethics;

  •
  each candidate should have a reputation, both personal and professional, consistent with the image and reputation of the Company;

  •
  each candidate should be highly accomplished in his or her respective field, with superior credentials and recognition;

  •
  each candidate should have relevant expertise and experience;

  •
  each candidate should have the ability to exercise sound business judgment; and

  •
  each candidate should be able to read and understand basic financial statements.

 SUBMISSION OF SHAREHOLDER PROPOSALS FOR
2012 ANNUAL MEETING

        Shareholder proposals submitted for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders in the year 2012 must be received by the Secretary of the Company not later than December 9, 2011.

        If the Company does not receive notice of a matter or proposal to be considered for the 2012 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such annual meeting) on or before February 24, 2012, then the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such annual meeting.

OTHER MATTERS

        The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Whether or not you plan to attend the Annual Meeting, please vote via telephone, via Internet, or by marking, signing, dating and promptly returning the enclosed proxy in the enclosed return envelope.

HOUSEHOLDING

        Only one Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, will be delivered to multiple shareholders sharing an address unless CoBiz received contrary instructions from one or more of the shareholders.

        If a shareholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact the Company's Corporate Secretary, by telephoning (303) 312-3412, or by writing to CoBiz at 821 Seventeenth Street, Denver, Colorado 80202. The shareholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report or Proxy Statement, as applicable, promptly upon request.

        If shareholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement, as applicable, wish to receive only a single copy of these documents, they should contact the Company's transfer agent, Computershare Investor Services LLC (Computershare), by writing to Computershare at 350 Indiana Street, Suite 750, Golden, CO 80401.

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN. THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE. ADDRESS ANY SUCH REQUESTS TO MARY PERROTT SMITH, CORPORATE SECRETARY, COBIZ FINANCIAL INC., 821 SEVENTEENTH STREET, DENVER, CO 80202. THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01B5OA 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. Change of Address — Please print new address below. 01 - Steven Bangert 04 - Evan Makovsky 07 - Noel N. Rothman 02 - Michael B. Burgamy 05 - Douglas L. Polson 08 - Timothy J. Travis 1. Election of Directors: For Withhold For Withhold 03 - Morgan Gust 06 - Mary K. Rhinehart 09 - Mary Beth Vitale 10 - Mary M. White For Withhold For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 3. Nonbinding shareholder approval of executive compensation. IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 1 1 2 5 9 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/COBZ • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

821 17th Street Denver, Colorado 80202 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 8, 2011, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Financial Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Financial Inc. to be held on May 19, 2011 at the Grand Hyatt Denver Hotel, Mount Sopris Room, 1750 Welton Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR items 1, 2 AND 3. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. Proxy — CoBiz Financial Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.